OFFICE | RETAIL | DEVELOPMENT NYSE: VNO | WWW.VNO.COM P R E S S R E L E A S E Vornado Releases 2024 Sustainability Report New York | April 09, 2025 Vornado Realty Trust (NYSE: VNO) announced today that it released its 2024 Sustainability Report. This Sustainability Report is Vornado's 16th consecutive sustainability report which highlights the Company's industry-leading accomplishments in sustainability and provides key metrics on the Company’s sustainability priorities. Key achievements for 2024 included: • Became the first major real estate owner, operator and developer to achieve 100% LEED® certification across our entire portfolio of in-service buildings. • Recognized for various achievements in sustainability for our continued industry leadership including (i) the inaugural Nareit Impact at Scale Award for setting a new standard for the modern, sustainable workplace through our transformation of THE PENN DISTRICT, (ii) Energy Star Partner of the Year with Sustained Excellence for the 9th year and (iii) ranked in the top 3% of our peers for Office REITs and maintained our Green Star distinction for the 12th year as well as the 5-star rating in Global Real Estate Sustainability Benchmark (GRESB). • Continued to procure 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs are sourced from hydroelectric, solar and wind facilities located in the States of New York, California and across the USA. • Achieved a 41% reduction in overall energy consumption across our in-service office portfolio, compared to our 2009 baseline. This year alone, we reduced our electric consumption by more than 4.7 million kWh through data driven operational optimization. • Reached a 59% waste diversion rate across our in-service office portfolio, making significant progress towards our long-term target of 75%. • Provided educational and technical assistance to more than 14.5 million SF of our tenants, to align our goals with our tenants, and to help them build and operate healthier and more efficient workplaces to increase employee satisfaction and reduce occupancy costs. Our report, along with expanded information on Vornado’s sustainability programs, can be found on the Company's website located at www.vno.com. Vornado Realty Trust is a fully-integrated equity real estate investment trust. C O N T A C T Thomas J. Sanelli (212) 894-7000 Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this press release. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2024. Currently, some of the factors are interest rate fluctuations and effects of inflation on our business, financial condition, results of operations, cash flows, operating performance and the effect that these factors have had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. 33rd Street Promenade in THE PENN DISTRICT 33rd Street at 7th Avenue